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                   THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
                                 HOUSTON, TEXAS

        OPTIONAL GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB) ENDORSEMENT
                              Extension Endorsement

Benefit Effective Date (Original Effective Date):   [Date]

Extension Effective Date:   [Date]

Account No.____________ Insured:_________________________

Notwithstanding any provision in the Contract or Certificate ("Contract") to the contrary, this Endorsement becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail, except to the extent required to attain or maintain the Contract's status as a qualifying annuity contract under sections 72, 401, 403, 408 and/or 457 of the United States Internal Revenue Code ("Code"), as now or hereafter amended, as such section or sections are applicable to the arrangement under which the Contract is issued or maintained. This Endorsement replaces your most recent Optional Guaranteed Minimum Withdrawal Benefit (GMWB) Endorsement.

Subject to the terms and conditions set forth herein, this optional Endorsement provides a Guaranteed Minimum Withdrawal Benefit ("GMWB") that guarantees an amount available for Withdrawal not to exceed a maximum annual dollar amount to be distributed over a specified number of years, even if the Accumulation Value has been reduced to zero due to unfavorable investment performance.

                                   DEFINITIONS

The terms defined below and the various components of the GMWB calculation are explained in greater detail throughout this Endorsement. Terms not defined in this Endorsement have the same meaning given to them in the Contract.

ANNIVERSARY VALUE

The Accumulation Value minus any Ineligible Purchase Payments as measured on each Benefit Anniversary.

BENEFIT ANNIVERSARY

A Benefit Anniversary is the first day of each Benefit Year.

BENEFIT BASE

A component of the calculation of the GMWB, which is used to determine the total amount of guaranteed Withdrawals, the Minimum Withdrawal Period ("MWP"), the GMWB Charge, and the Maximum Annual Withdrawal Amount ("MAWA").

BENEFIT EFFECTIVE DATE

The date shown above when the original Endorsement became effective.

BENEFIT YEAR

Each consecutive one year period starting on the Benefit Effective Date and each Benefit Anniversary, and ending on the day before the next Benefit Anniversary.

ELIGIBLE PURCHASE PAYMENTS

The Purchase Payments that are included in the calculation of the Benefit Base.

EXCESS WITHDRAWAL

The portion of any Withdrawal that makes the total of all Withdrawals in a Benefit Year exceed the Maximum Annual Withdrawal Amount ("MAWA") in that Benefit Year.

EXTENSION EFFECTIVE DATE

The date shown above when this Endorsement becomes effective.

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INELIGIBLE PURCHASE PAYMENTS

Ineligible Purchase Payments are Purchase Payments that are not included in the calculation of the Benefit Base.

LIFETIME WITHDRAWAL PERIOD

The period of time, if conditions are met, over which You may take Withdrawals for the length of Your life.

MAXIMUM ANNIVERSARY VALUE ("MAV") EVALUATION PERIOD

The period of time over which Anniversary Values are considered in determining the Benefit Base.

MAXIMUM ANNUAL WITHDRAWAL AMOUNT ("MAWA")

The maximum amount available to be withdrawn each Benefit Year under the GMWB.

MAXIMUM ANNUAL WITHDRAWAL PERCENTAGE ("MAWP")

The maximum percentage used to determine the MAWA.

MINIMUM WITHDRAWAL PERIOD ("MWP")

The minimum period of time over which You may take Withdrawals under the GMWB if Withdrawals are not taken under the Lifetime Withdrawal Period.

SPOUSAL BENEFICIARY

Your spouse, if designated as Your primary Beneficiary on the date of Your death, who elects to continue the Contract as the new Owner or Participant ("Owner") upon Your death, subject to any restrictions applicable under the plan or arrangement under which the Contract is issued or maintained.

WITHDRAWAL

The amount of any full or partial surrender of Accumulation Value and any fees or charges attributable to such surrendered amount.

                GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROVISIONS

GMWB Charge

The GMWB charge is an annualized charge calculated and deducted from Your Accumulation Value on the last Business Day of each calendar quarter, beginning on the calendar quarter following the Extension Effective Date and ending on the termination of the Endorsement. (See the Termination of the GMWB section below.) If your Accumulation Value or Benefit Base falls to zero before the GMWB has been terminated, the GMWB charge will not be deducted. In addition, the full quarterly GMWB Charge will not be deducted upon full surrender of Your Contract or upon the application of the Accumulation Value to an Annuity Income Option.

The amount of the GMWB Charge is based on a percentage of the current Benefit Base, and will equal:

                            Annual Charge Percentage
                       ----------------------------------
                                     [0.90%]

The GMWB Charge will be deducted pro-rata from the Fixed Account and the Variable Account options in proportion to the Accumulation Value.

Maximum Anniversary Value Evaluation Period

A MAV Evaluation Period begins on the Extension Effective Date and extends for [10] Benefit Anniversaries.

Calculation of the Components of the GMWB

Subject to any applicable withdrawal restrictions under the Code or employer plan, the GMWB is available for Withdrawal at any time while the Endorsement is in effect and prior to any termination of the GMWB. The amount of Withdrawals and time period over which You can take Withdrawals under the GMWB may change over time as a result of Withdrawal activity or Benefit Base increase. We reserve the right to limit the investment options available under Your Contract if You elect the GMWB. You are responsible for the taxes due on any Withdrawal, including any applicable additional 10% penalty tax for certain Withdrawals made prior to attainment of age 59 1/2.

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To determine the GMWB, We calculate each of the following components: Benefit
Base and MAWA. The calculations for each component are detailed below.

Benefit Base

If the GMWB is elected after the date Your Contract is issued, the initial Benefit Base is equal to the Accumulation Value on the Benefit Effective Date. The Accumulation Value on the Benefit Effective Date must equal at least $50,000. We reserve the right to limit the Accumulation Value that will be considered in the initial Benefit Base to a maximum of $1,000,000.

If the GMWB is elected on the date Your Contract is issued, the initial Benefit Base is equal to the initial Eligible Purchase Payment multiplied by the percentage as specified in the table below. The initial Eligible Purchase Payment on the date Your Contract is issued must equal at least $50,000.

The table below identifies the Eligible Purchase Payments that increase the Benefit Base, as determined by the time elapsed between the Benefit Effective Date and the day on which Purchase Payments are received by Us and deposited into Your Contract. Purchase Payment enhancements, if applicable, are not considered Eligible Purchase Payments.

                             Percentage Included in the       Percentage Included in the
   Time Elapsed Since      Benefit Base Calculation if the    Benefit Base Calculation if
    Benefit Effective              GMWB is Elected             the GMWB is Elected after
          Date              on the Date of Contract Issue     the Date of Contract Issue
 ----------------------    -------------------------------    ----------------------------
        0-2 Years                        100%                              0%

Eligible Purchase Payments are added to the Benefit Base at the time We credit them to your Contract. We reserve the right to limit the Eligible Purchase Payments to a maximum of [$1,000,000].

On any Benefit Anniversary occurring during the MAV Evaluation Period, the Benefit Base is automatically increased to the Anniversary Value when the Anniversary Value is greater than (a) and (b), where:

     (a)  is the current Benefit Base; and

     (b)  is all previous Anniversary Values during any MAV Evaluation Period.

The Benefit Base is adjusted and reduced for Withdrawals on each Benefit Anniversary as described in the Impact of Withdrawals section below.

The Benefit Base is not used in the calculation of Accumulation Value or any other benefits under the Contract.

Maximum Annual Withdrawal Amount ("MAWA")

The MAWA is an amount calculated as a percentage of the Benefit Base. The applicable Maximum Annual Withdrawal Percentage ("MAWP") used to calculate the MAWA is determined by when the first Withdrawal is made by You, as specified in the table below.

                                                Maximum Annual
                                                  Withdrawal
                                               Percentage when
                                                 Extension is
              Time of First Withdrawal             Elected
             --------------------------      --------------------
                  Before the 5th                      5%
                Benefit Anniversary

                On or after the 5th                   7%
                Benefit Anniversary

              On or after the [10th]                 [7%]
                Benefit Anniversary

              On or after the [20th]                 [10%]
                Benefit Anniversary

              On or after the Benefit
             Anniversary following Your              [5%]*
                  [65th] birthday

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*Excess Withdrawals at any time, Your death or certain ownership changes will cancel the Lifetime Withdrawal Period. If the Lifetime Withdrawal Period is canceled, all future Withdrawals available under this Endorsement are automatically recalculated with respect to the Minimum Withdrawal Period and Maximum Annual Withdrawal Percentage listed in the table above, based on the time of the first Withdrawal under this Endorsement and reduced for Withdrawals already taken. If Withdrawals are taken prior to Your 65th birthday, the Lifetime Withdrawal Period is not available.

The amount of any Withdrawal which exceeds the MAWA because of distributions required to comply with the minimum distribution requirements of Code section 401(a)(9) and related provisions of the Code and regulations ("RMD"), as determined solely with reference to this Contract and the benefits thereunder, will not be treated as an Excess Withdrawal providing that all of the following conditions are met:

     1.   No Withdrawals in addition to the RMD are taken in that same year;

     2. Any RMD withdrawal is based only on the value of the Contract (including endorsements) to which this Endorsement is attached and the benefits thereunder;

     3. If the Effective Date of this Endorsement is on or before the Required Beginning Date (RBD) of your RMD, You take the first yearly RMD withdrawal in the calendar year you attain age 70 1/2, or retire, if applicable; and

     4. You do not make any RMD withdrawal that would result in You being paid in any Benefit Year more than one calendar year's RMD amount.

Any portion of a RMD withdrawal that is based on amounts greater than those set forth above will be considered an Excess Withdrawal. This will result in the cancellation of the Lifetime Withdrawal Period and further may reduce your Benefit Base and remaining Minimum Withdrawal Period.

The MAWA can be withdrawn throughout each Benefit Year. If You do not withdraw the entire MAWA in a Benefit Year, Your Minimum Withdrawal Period will not change and the next Benefit Year's MAWA will not increase. Excess Withdrawals in any Benefit Year may reduce Your future MAWA. See Impact of Withdrawals section below.

If the Benefit Base is increased because of subsequent Eligible Purchase Payments, the MAWA will be recalculated on the date such Eligible Purchase Payment is received. In addition, if the Benefit Base is increased to a higher Anniversary Value, the MAWA will be recalculated on that Benefit Anniversary. The new MAWA is determined by multiplying the new Benefit Base by the applicable MAWP. A new MWP is determined on the next Benefit Anniversary by dividing the new Benefit Base by the new MAWA.

Impact of Withdrawals

Withdrawals reduce the amount available for Withdrawal under the GMWB. Total Withdrawals in any Benefit Year equal to or less than the MAWA reduce the Benefit Base by the amount of the Withdrawal. Once Withdrawals in a Benefit Year exceed the MAWA, all subsequent Withdrawals in that Benefit Year are considered Excess Withdrawals. Excess Withdrawals may reduce the Benefit Base proportionately based on the relative size of the Excess Withdrawal in relation to the Accumulation Value at the time of the Excess Withdrawal. This means that when the Accumulation Value is less than the Benefit Base, Excess Withdrawals will result in a reduction of the Benefit Base which is greater than the amount of the Excess Withdrawal. We further explain this impact and the effect on each component of the GMWB through the calculations below:

Withdrawals impact the Accumulation Value and the components of the GMWB calculation as follows:

     1. Accumulation Value: Any Withdrawal reduces the Accumulation Value by the amount of the Withdrawal.

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     2.   Benefit Base: The Benefit Base will be adjusted as follows:

          (a) All Withdrawals up to the MAWA, and any Withdrawals in excess of the MAWA which are due solely to RMDs (as more specifically described herein), will reduce the Benefit Base by the dollar amount of the Withdrawal.

          (b) All Excess Withdrawals (other than those described in 2(a) above) will reduce the Benefit Base to the lesser of (i) or (ii), where:

               (i) is the Benefit Base immediately prior to the Excess Withdrawal minus the amount of the Excess Withdrawal; or,

               (ii) is the Benefit Base immediately prior to the Excess
                    Withdrawal reduced in the same proportion by which the Accumulation Value is reduced by the Excess Withdrawal.

     3.   Minimum Withdrawal Period: The MWP will be adjusted as follows:

          (a) If there are no Excess Withdrawals during a Benefit Year, the new MWP will be the Benefit Base after the Withdrawal divided by the current MAWA.

          (b) If there are Excess Withdrawals during a Benefit Year, the new MWP will equal the MWP calculated at the end of the prior Benefit Year reduced by one year. If You are taking Withdrawals under the Lifetime Withdrawal Period, an Excess Withdrawal will cancel the Lifetime Withdrawal Period and the new MWP will be determined by dividing the new Benefit Base by the new MAWA.

     4. Maximum Annual Withdrawal Amount: The MAWA will be adjusted as follows:

          (a) If there are no Excess Withdrawals in a Benefit Year, no further changes are made to the MAWA for the next Benefit Year.

          (b) If there are Excess Withdrawals in a Benefit Year, the MAWA will be recalculated on the next Benefit Anniversary. The new MAWA will equal the new Benefit Base on that Benefit Anniversary after the Withdrawal divided by the new Minimum Withdrawal Period on that Benefit Anniversary. The new MAWA may be lower than Your previously calculated MAWA.

Withdrawals made under the GMWB are treated like any other Withdrawals under the Contract for purposes of calculating Accumulation Value, surrender charges, market value adjustments, variable account and fixed interest option restrictions, and any other benefits, features, or restrictions under the Contract.

If Your Accumulation Value is Reduced to Zero

If Your Accumulation Value is reduced to zero and the Benefit Base is greater than zero, subsequent Purchase Payments will no longer be accepted and a Death Benefit will not be payable. Further payments under the Contract will be made according to your irrevocable election of one of the following two alternatives:

     1. In a form acceptable by Us, You may request a lump sum equal to the discounted present value of any remaining guaranteed payments under the GMWB; or

     2. If no lump sum request is received by Us during the period described in a notice provided to You by Us, You will receive an annuity according to the annuitization provisions of your Contract. Absent an alternative election by You, the annuity will consist of annual payments equal to the MAWA, for a period of years equal to the remaining Benefit Base divided by the MAWA. Such payments will be made quarterly unless You elect, and We agree to, a different frequency, and each individual periodic payment will be equal to the pro-rata portion of the annual MAWA based upon the frequency elected or imposed. Prior to the commencement of such payments, You may also elect to receive an alternative form of annuity, in any other actuarially equivalent form permitted under the Contract that is mutually agreed by You and Us, subject to any applicable limitations under the Contract or the Plan.

Extension of the MAV Evaluation Period ("Extension")

We may offer You an Extension of the MAV Evaluation Period at the end of the current MAV Evaluation Period, provided You are age 85 or younger at that time. If You elect such an Extension, You will receive a new GMWB Endorsement with the charges and provisions in effect at that time.

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Termination of the GMWB

Once elected this Endorsement and its corresponding GMWB Charge may be terminated by the Owner. If the Owner's request to terminate the GMWB is received:

     1. in any Benefit Year after the 10th Benefit Anniversary, the termination is effective on the Benefit Anniversary following Our receipt of the election to terminate the GMWB.

This Endorsement and its corresponding GMWB Charge will terminate automatically if:

     1. The Benefit Base has been reduced to zero or the Minimum Withdrawal Period is zero; or,

     2.   You elect to take a loan from the Contract; or

     3. Your Spousal Beneficiary elects to continue the Contract without this Endorsement; or,

     4. A Death Benefit is paid (as described under the Death Payment Provisions section of Your Contract); or,

     5.   The Contract is fully withdrawn or surrendered; or,

     6. All or any portion of the Accumulation Value is applied under an Annuity Income Option.

We also reserve the right to terminate this Endorsement if Withdrawals in excess of the MAWA in any Benefit Year reduce the Benefit Base by [50%] or more.

If terminated, the GWMB may not be re-elected or Extended.

Spousal Beneficiary

Upon Your death, and subject to any applicable limitations in the Contract, the Code, or under the plan or arrangement under which the Contract is issued, Your Spousal Beneficiary may elect either (i) to receive a death benefit in accordance with one of the forms permitted under the provisions of the Contract (if the Accumulation Value is greater than zero), (ii) continue the Contract and this Endorsement or (iii) continue the Contract and cancel this Endorsement and its accompanying GMWB Charge. Upon election to continue the Contract and this Endorsement, Your Spousal Beneficiary will be subject to the terms and conditions of this Endorsement, including the GMWB Charge. Upon Your death, the Lifetime Withdrawal Period ends and is not available to Your Spousal Beneficiary. In this event, available Withdrawals under this Endorsement are automatically recalculated with respect to the Minimum Withdrawal Period and Maximum Annual Withdrawal Percentage listed in the table in the Maximum Annual Withdrawal Amount ("MAWA") section above, based on the time of the first Withdrawal under this Endorsement and reduced for Withdrawals already taken. The Benefit Effective Date and the Extension Effective Date will not change as the result of spousal continuation.

Non-Spousal Beneficiary

Upon Your death, if the Accumulation Value is greater than zero, this Endorsement will terminate, and your non-spousal Beneficiary(ies) must receive a death benefit in accordance with the otherwise applicable terms of the Contract. If the Accumulation Value is zero upon Your death (meaning that no Death Benefit is payable) but the Minimum Withdrawal Period remaining is greater than zero, a non-spousal Beneficiary will receive the remaining value of the GMWB in a lump sum equal to the discounted present value of any remaining guaranteed payments under the GMWB. Upon Your death, the Lifetime Withdrawal Period ends and any available Withdrawals under this Endorsement are automatically recalculated with respect to the Minimum Withdrawal Period and Maximum Annual Withdrawal Percentage listed in the table in the Maximum Annual Withdrawal Amount ("MAWA") section above, based on the time of the first Withdrawal under this Endorsement and reduced for Withdrawals already taken.

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Signed for the Company to be effective on the Extension Effective Date.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

/s/ Julie Cotton-Hearne                 /s/ Robert Schimek
-----------------------------           --------------------------
[Secretary]                             [President]

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